CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" for the John Hancock Small Cap Growth Fund (one of the funds comprising the John Hancock Series Trust) in the John Hancock Equity Funds Prospectus and the John Hancock Equity Funds - Institutional Class I Shares Prospectus and "Independent Auditors" and "Financial Statements" in the John Hancock Small Cap Growth Fund Class A, Class B, Class C, and Class I Shares Statement of Additional Information and to the inclusion in Post-Effective Amendment Number 44 to the Registration Statement (Form N-1A, No 2-75807) of our report dated December 4, 2000 on the financial statements and financial highlights of John Hancock Small Cap Growth Fund.


                                                 /s/ERNST & YOUNG LLP
                                                 --------------------


Boston, Massachusetts
June 21, 2001